Exhibit 99.1

News Release Contact:
Stephen R. Theroux
President and CEO
New Hampshire Thrift Bancshares, Inc. (603) 863-0886

FOR IMMEDIATE RELEASE

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

COMPLETES ACQUISITION OF CENTRAL FINANCIAL CORPORATION

Newport, NH, October 25, 2013 — New Hampshire Thrift Bancshares, Inc. (the “Company”) (NasdaqGM: NHTB) today announced that it completed its acquisition of Central Financial Corporation, expanding the Company’s presence in Vermont. Under the terms of the agreement, Central Financial Corporation merged with and into the Company, with the Company being the surviving corporation of the merger. Additionally, The Randolph National Bank, a wholly owned subsidiary of Central Financial Corporation, merged with and into Lake Sunapee Bank, fsb (“Lake Sunapee Bank”), a wholly owned subsidiary of the Company, with Lake Sunapee Bank continuing as the surviving entity. Shareholders of Central Financial Corporation approved the acquisition, and Lake Sunapee Bank and The Randolph National Bank received the required regulatory approvals.

The combined company has total assets of approximately $1.4 billion and a network of 37 banking branches serving customers in New Hampshire and Vermont. The Company issued approximately 1.1 million shares of its common stock to Central Financial Corporation shareholders in the transaction on the basis of 8.699 shares of Company common stock for each share of Central Financial Corporation stock.

Following the merger, Steven H. Dimick will be appointed to the Board of Directors of the Company and Lake Sunapee Bank. All of the remaining members of the Board of Directors of The Randolph National Bank have been invited to serve as members of the Company’s Upper Valley regional advisory board.

In commenting on the merger, Stephen R. Theroux, the Company’s President and Chief Executive Officer, said “We would like to extend a warm welcome to the customers, employees and shareholders of Central Financial Corporation and The Randolph National Bank. We are excited about this growth opportunity, which will enhance our presence in the Vermont market, and further broaden and diversify the communities served by Lake Sunapee Bank.”

About New Hampshire Thrift Bancshares, Inc.

New Hampshire Thrift Bancshares, Inc. is the savings and loan holding company of Lake Sunapee Bank, fsb, a federally chartered savings bank that provides a wide range of banking and financial services. Lake Sunapee Bank has four wholly owned subsidiaries: Lake Sunapee Financial Services Corp., Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties, McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency, and Charter Holding Corp., which wholly owns Charter Trust Company, a trust services and wealth management company. Following the merger, New Hampshire Thrift Bancshares, Inc., through its direct and indirect subsidiaries, operates 28 locations in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties and 16 locations in Vermont in Orange, Rutland and Windsor counties.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and Lake Sunapee Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.